UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2011 (February 28, 2011)

NTELOS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51798	36-4573125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Spring Lane, Suite 300, PO Box 1990, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2010 Bonus Payments

On February 28, 2011, the Compensation Committee of the Board of Directors of NTELOS Holdings Corp. (the “Company”), after review of the Company’s consolidated financial results for 2010 and taking into consideration the Company’s targets for 2010 with respect to revenues and “Adjusted EBITDA” (defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain/loss on derivatives, net income attributable to noncontrolling interests, other expenses/income, equity based compensation charges, acquisition related charges, charges from voluntary early retirement and workforce reduction plans and costs related to the planned separation of the wireless and wireline companies), each individual’s performance and other considerations, approved bonus payments for the following named executive officers: James A. Hyde, President and Chief Executive Officer, $549,585; Michael B. Moneymaker, Executive Vice President, Chief Financial Officer, Treasurer and Secretary, $190,465; Conrad J. Hunter, Executive Vice President and President, Wireless, $103,938; Frank L. Berry, Executive Vice President and President, Wireline, $157,274; and Mary McDermott, Senior Vice President, Legal and Regulatory Affairs, $96,852.

2011 Salaries

On February 28, 2011, the Compensation Committee, after considering a competitive market review of total compensation for its executive officers, established the following base salaries for the following named executive officers to be effective April 1, 2011: Mr. Hyde, $625,000; Mr. Moneymaker, $351,900; Mr. Hunter, $351,900; Mr. Berry, $260,000; and Ms. McDermott, $219,732.

2011 Team Incentive Plan

On February 28, 2011, the Compensation Committee, after considering a competitive market review of cash bonuses as a percentage of base salary, approved the 2011 Team Incentive Plan for our named executive officers (the “2011 Plan”). The 2011 Plan establishes the performance measures for fiscal 2011 bonus payouts for the Company’s executive officers, including its chief executive officer and its other named executive officers. For the named executive officers other than the chief executive officer, the 2011 Plan establishes a target individual payout percentage ranging from 50% to 60% of eligible base salary. The chief executive officer’s target individual payout percentage under the 2011 Plan remains 100% of his eligible base salary. The 2011 Plan provides for threshold (50%), target (100%) and maximum (200%) bonus payouts tied to the Company’s performance in 2011 in the areas of revenues (50% weighting) and Adjusted EBITDA (50% weighting). Bonus payouts tied to Company performance in the areas of revenues and Adjusted EBITDA are contingent upon the Company’s achievement of the threshold (50%) level of performance in each such area. Our 2011 Plan focuses primarily on consolidated results, with secondary weighting factors for wireless and wireline segment results for our named executive officers depending on their job function. A “weighted company performance percentage” will be calculated based on the achievement and weighting percentage for each of these company performance factors.

The 2011 Plan provides for an individual incentive award that is equal to the product of (i) the target percentage of the individual’s eligible base salary, (ii) an individual payout percentage up to a maximum percentage provided for in the 2011 Plan (as finally determined based on achievement of individual performance objectives) and (iii) the weighted company performance percentage, subject to a maximum bonus payout tied to the Company’s performance in 2011 in the areas of revenues and Adjusted EBITDA. The final bonus amounts paid, if any, shall be determined by the Compensation Committee based on the achievements of the Company performance measures and the individual performance factors.

2011 Equity Award Grants

On February 28, 2011, the Compensation Committee, after considering a competitive market review of long-term incentives for its executive officers, approved stock option grants under the Company’s 2010 Equity and Cash Incentive Plan for the following named executive officers: Mr. Hyde, 158,739, Mr. Moneymaker, 57,289; Mr. Hunter, 46,179, Mr. Berry, 46,179; and Ms. McDermott, 23,089. These stock options were issued with an exercise price of $19.42 per share, which represents the closing price of the Company’s stock on February 28, 2011, with 25% of each of the grants vesting on February 28, 2012, February 28, 2013, February 28, 2014 and February 28, 2015, respectively. The Compensation Committee also approved restricted stock award grants for the following named executive officers: Mr. Hyde, 35,184; Mr. Moneymaker, 12,698 shares; Mr. Hunter, 10,235; Mr. Berry, 10,235 shares; and Ms. McDermott, 5,118 shares. These restricted stock awards cliff vest on February 28, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2011

NTELOS HOLDINGS CORP.

By:	/s/ Michael B. Moneymaker
Michael B. Moneymaker
Executive Vice President, Chief Financial Officer, Secretary and Treasurer